UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2014

LINDSAY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-13419	47-0554096
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2222 North 111th Street Omaha, Nebraska	68164
(Address of principal executive offices)	(Zip Code)

(402) 829-6800

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On November 4, 2014, Lindsay Corporation (the “Company”) and Matterhorn Merger Sub, Inc., a new wholly owned subsidiary of the Company, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Elecsys Corporation, a Kansas corporation (NASDAQ: ESYS) (“Elecsys”), which will result in Elecsys becoming a wholly owned subsidiary of the Company upon closing of the transaction. Elecsys is a provider of machine-to-machine (M2M) technology solutions and custom electronic systems. Under the terms of the Merger Agreement, the Company will pay cash consideration of $17.50 per share for each share of Elecsys common stock outstanding at closing, for a total purchase price of approximately $70.5 million, which includes the cashing out of Elecsys’ equity compensation awards. While the Company has sufficient cash on hand to consummate this acquisition, the Company expects to take advantage of attractive debt market interest rates in support of this acquisition as it continues to execute on its capital allocation plan.

The Merger Agreement provides for customary representations, warranties and covenants by the Company and Elecsys and is subject to customary closing conditions, including approval by the stockholders of Elecsys. The Company expects the transaction to close in January 2015.

A copy of the Merger Agreement is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

2.1	Agreement and Plan of Merger, dated November 4, 2014, by and between Lindsay Corporation, Matterhorn Merger Sub, Inc. and Elecsys Corporation *

*	Pursuant to Item 601(b)(2) of Regulation S-K promulgated by the SEC, certain exhibits and schedules to this agreement have been omitted. The Company hereby agrees to furnish supplementally to the SEC, upon its request, any or all of such omitted exhibits or schedules.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 4, 2014	LINDSAY CORPORATION

	By:	/s/ James C. Raabe
James C. Raabe, Vice President and
Chief Financial Officer